Exhibit 10.1

EMPLOYMENT AGREEMENT
VICE PRESIDENT AND
CHIEF GEOPHYSICIST

THIS AGREEMENT is made and entered into this 1st day of November, 2007 by and between SCS CORPORATION, a Delaware corporation (the "Company"), and James R. Spear ("Executive").

WITNESSETH:

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's employment of Executive pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1.	Effective Date. This Agreement shall be effective as of the 1st day of November, 2007 which date shall be referred to herein as the "Effective Date".

2.     Position and Duties.

(a)
Heretofore, Executive has worked extensively as a geoscientist with heavy emphasis on geophysics whereby the Executive has been at least partly responsible and part of exploration teams as well as development teams and has been a part of drilling programs that involved over 500 successful oil wells both onshore and offshore, both domestically and internationally, and whereas the company is looking to upgrade its in-house oil and gas exploration team. Henceforth, the Company, as provided for in the Company's by-laws with regard to appointment of officers by Hyperdynamics' and SCS Corporation's Chief Executive Officer (CEO), hereby employs Executive as its Vice President and Chief Geophysicist, pursuant to the terms of this Agreement commencing as of the Effective Date for the "Term of Employment" (as herein defined below). In this capacity, Executive shall devote his best efforts and full business time and attention to the performance of the services as determined by the Board of Directors and Chief Executive Officer of Hyperdynamics Corporation and shall report directly to the Company's CEO and also provide copies of reports to Hyperdynamics' Chief Executive Officer, should that person be different.

(b)   The duties of the Executive shall be as follows:
1.	Complete compliance of all work required to meet and exceed the technical requirements of the 2006 PSC between SCS Corporation and the Republic of Guinea.

2.	Assist in the business plan as it relates to implementation of all exploration work.
3.
Interface with Hyperdynamic's investor relations and public relations to insure regular technical updates regarding the progress of the Company's technical work towards the goal of drilling and making an oil or gas discovery offshore Guinea.

4.	Assistance with the budget for SCS Corporation (SCS) and SCS Corporation Guinee SARL (SCSG) and submitting the budget for approval by Hyperdynamics Board of Directors.
5.	Detailed monitoring and management of all exploration work programs associated with 2006 PSC.
6.	Work within the internal controls as established by the company to be compliant with internal control policies and insider trading policies.
7.
In addition to these services, Executive shall provide services customarily incident to such offices and position and to such other services of a senior executive nature as may be reasonably assigned by the Chief Executive Officer of the parent company or requested by the Board of Directors (the "Board") of Hyperdynamics which may include services for one or more subsidiaries or affiliates of the Company.

Executive shall, in his capacity as an employee and officer of the Company, be responsible to and obey the reasonable and lawful directives of Hyperdynamics' Chief Executive Officer and the Board of Directors of Hyperdynamics Corporation and SCS Corporation as well as abide by all the laws of the Republic of Guinea. Executive is a key person with respect to every aspect of protecting and enhancing the Company's rights under its 2006 Production Sharing Contract between SCS Corporation and the Republic of Guinea that was signed on September 22, 2006. As a primary condition of employment, Executive understands and agrees that he has a fiduciary responsibility and primary responsibility to protect and maximize the value of the Company's rights to its oil and gas concession offshore Guinea and furthermore as stipulated in the non-compete section below, Executive agrees to uphold, support, and maximize the Company's rights to the offshore concession for a minimum of five years after any termination of Executive's employment by the Company.

3.	Full time employment.
Executive shall devote his full time (as defined below) and attention to such duties involved in the protection and maximization of the value of the Company's offshore oil and gas concession. Executive shall use his best efforts during the Term of Employment to protect, encourage, and promote the interests of the Company altogether in general and to build a ever growing positive public opinion regarding the Company in the country of Guinea. Full time with respect to this agreement is understood to be the time necessary for the Executive to work to reasonably meet the objectives and implement the strategies of the Company. The Executive's hours of specific work for the company are not limited to any specific range of time during a work day but can be accomplished around the clock and on weekends and/or holidays if deemed necessary by Hyperdynamics' Chief Executive Officer or the Executive himself, and certain responsibilities of Executive's responsibilities, as approved by Hyperdynamics' CEO may be done at any physical location, including in or offshore the Republic of Guinea. As a primary responsibility, Executive shall periodically and formally report to and stay in constant communication with Hyperdynamics' CEO, always being a phone call away unless prior approval of the Chief Executive Officer has been received for Executive to travel out of cell phone coverage area.

4.	Compensation.

(a) Base Salary. The Company shall pay to Executive during the Term of Employment a Base salary at the rate of One Hundred Eighty Five Thousand dollars ($ 185,000.00) per year.   Such salary shall be payable Bi-Weekly, Semi-monthly, or monthly in accordance with the Company's normal payroll procedures.

(b) Bonuses.

Bonus 1:
$75,000
Due upon the completion of the minimum work required in the 1st exploration period of the 2006 PSC. Acquire seismic, process it, and interpret it.   This may be paid at the option of the company with S8 registered free trading stock.
Bonus 2:
$75,000
Due upon the signing of a drilling contract by Hyperdynamics or any of its oil company partners. This may be paid at the option of the company with S8 registered free trading stock.
Bonus 3:
$75,000
Due upon completion of any farmouts. This may be paid at the option of the company with S8 registered free trading stock.
Bonus 4:
$75,000 for each drilling operation that turns the bit to the right offshore Guinea. This may be paid at the option of the company with S8 registered free trading stock.

(c)  Employee Stock Options. The Compensation committee has informed the CEO that an option package has been approved for Executive. Upon execution of this Agreement between Executive and the Company, the board of directors will document the consent to grant the options approved by the compensation committee. Such Stock Options to be granted will be:

Fifty thousand (50,000) 3-year S8 options with strike price equal to the closing price on the first day of employment a reported by the American Stock Exchange. Vesting is immediate for these initial options.

Thirty thousand (30,000) 3-year S8 options with strike price equal to the closing price on the last day of each quarter of employment. Should this contract run through initial expiration, Executive will obtain 360,000 options in total. Vesting for each set of quarterly options will occur at the end of each quarter the Executive remains employed as defined herein.

Benefits During the Term of Employment:

(a)  Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to executive employees of the Company from time to time, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Chief Executive Officer or Board of Directors.

(b)  Executive shall be allowed two (2) weeks of vacation with pay on the same basis as other executive employees of the Company. Executive shall devote his full time and attention to such duties, except for sick leave, and excused leaves of absences otherwise.

(c)  The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive's duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company's business expense reimbursement policies.

6.    Term; Termination of Employment. As used herein, the phrase "Term of Employment" shall mean the period commencing on the Effective Date and ending on the same date three (3) years later; provided, however, that as of the expiration date of each of (i) the initial Term of Employment and (ii) if applicable, any Renewal Period (as defined below), the Term of Employment shall automatically be extended for a one (1) year period (each a "Renewal Period") unless either the Company or Executive provides Two (2) months' notice to the contrary. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

(a)  Termination by the Company. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Executive's employment for any reason by giving Executive at least 30 days' prior written notice of the effective date of termination.

(b)  Termination by Executive. In the event that Executive's employment with the Company is voluntarily terminated by Executive, the Company shall have no further obligation hereunder from and after the effective date of termination. Executive shall give the Company at least 30 days' advance written notice of his intention to terminate his employment hereunder.

(c)  Agreement for Non-Compete upon Executive's Termination. Due to the sensitive technical nature of the work of the Executive, if this agreement is terminated, it is agreed that for a period of five (5) years that Executive will not take any other position of contract or employment for services from or with any other company in or with regard to the Republic of Guinea's oil and gas industry, including all exploration, development and other areas of petroleum operations as defined by the 2006 Production Sharing Contract Between SCS Corporation and the Republic of Guinea, signed on September 22, 2006.Any breach of this non-compete agreement would be a cause for damages due to the company.

(c)  Salary, Benefits, Pay Upon Termination. In the event of termination of employment, Executive shall receive all regular Base Salary due up to the date of termination. The Company shall have no further obligation hereunder from and after the effective date of termination and the Company shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

7.    Confidential Information and Non-Competition. During the Term of Employment and at all times thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public. During Executive's employment tenure, Executive shall work exclusively for Company full time and non-competitive basis with 100% of Executive's efforts focused on upholding the interests of the Company.

8.    Return of Company Documents. In the event Executive leaves the employment of Company for whatever reason, Executive agrees to deliver to Company any and all property situated on Company's premises and owned by Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time, with or without notice, for the purpose of protecting Company's rights and interests in its intellectual property.

9.    Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes. Any withholding regarding exercise of stock options will be determined by including an opinion of a third party tax attorney paid by the company as pertaining to any withholding that may be required or not required.

10.   Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:
(a)  Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.
(b)  This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company. This Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Executive's employment, and this Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.
(c)  If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.
(d)  This Agreement shall be governed by and construed in accordance with the internal, domestic laws of the State of Texas.
(e)  Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans, agreements, or arrangements.
(f)  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the named Executive at the address set forth below under his signature; provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
(g)  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(h)  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more tunes be deemed a waiver or relinquishment of such right or power at any other time or times.
(i)  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures may be faxed if the parties are not in the same location at signing.

11.  Survival of Provisions: The executory provisions of this Agreement will survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE	COMPANY

BY: /s/ James R. Spear	BY: /s/ Kent P. Watts
JAMES R. SPEAR	KENT P. WATTS
TITLE:	TITLE:
VICE PRESIDENT	CHIEF EXECUTIVE OFFICER
CHIEF GEOPHYSICIST

ADDRESS:	ADDRESS:
14819 Hoya Court	One Sugar Creek Center Boulevard
Houston, TX 77070	Suite 125
Sugar Land, Texas 77478

1 November 2007